Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion our report dated October 3, 2023 in the Registration Statement on Form F-4 of PSI Group Holdings Ltd., relating to the audit of the consolidated balance sheets of PSI Group Holdings Ltd. (the “Company”) as of December 31, 2021, and 2022, and the related consolidated statements of operations and comprehensive income, shareholders’ equity, and cash flows for each of the years ended December 31, 2021 and 2022, and the related notes (“collectively referred to as financial statements”) included herein.

We also consent to the reference of WWC.P.C., as an independent registered public accounting firm, as experts in matters of accounting and auditing.

/s/ WWC, P.C.
WWC, P.C.
San Mateo, California	Certified Public Accountants
January 30, 2024	PCAOB ID No.1171